Exhibit 10.39

EMPLOYMENT AGREEMENT

This Employment Agreement (“Agreement”) is entered into between James R. Currier (“Executive”), an individual, and Sionix Corporation (“Sionix”), a Nevada corporation, effective January 1, 2011 (“Effective Date”), and replaces a prior Employment Agreement dated December 16, 2009.  All obligations undertaken between the Parties in the Prior Employment Agreement or as amended by Amendment #1 on May 30, 2010 have been included in this agreement.

1.             Title and Duties.

1.1           Title.  Executive shall be employed as the Chief Executive Officer of Sionix.

1.2           Duties.  Subject to the direction and supervision of the Board of Directors, Executive shall have the general powers and duties of supervision and management usually vested in the Chief Executive Officer of a corporation.

2.             Compensation

2.1           Salary.  Executive’s salary will be $200,000 commencing on the Effective Date, less applicable tax and other customary payroll withholdings and deductions.  Executive’s salary will be payable every two (2) weeks or twice per month, on such basis as Sionix’ other salaried personnel generally are paid.  For the calendar years beginning January 1, 2012 and 2013, Salary shall be further adjusted at the discretion of the Board of Directors, and is targeted at $225,000 and $250,000 for those calendar year periods respectively.

2.2           Performance Bonus.  Executive shall be eligible to participate in a senior executive bonus plan, administered at the sole discretion of the Board of Directors and/or the Compensation Committee of the Board of Directors (as the case may be).  Such bonus, if granted, shall be payable in cash or convertible into common stock at a price equal to 80% of the VWAP for the annual period covered, at the discretion of the Executive.  Bonus shall be considered annually prior to each anniversary of this Agreement or any amendment or extension thereof.

2.3           Benefits.  Subject to the satisfaction of any general eligibility criteria, Executive will be permitted to participate in such benefits as Sionix offers to other senior executive officers, subject to the terms of the applicable benefit plan.  Such benefits may include, for example, life, health, dental, accident, disability, or other insurance programs; pension, profit-sharing, 401(k), savings, or other retirement programs; but Sionix is not obligated by this Agreement to adopt or maintain any particular benefit programs.  Executive shall be entitled to four (4) weeks of vacation per year, exclusive of Sionix holidays.

2.4           Expense Reimbursement.  Sionix will pay directly or advance funds to or reimburse Executive for reasonable travel and other business expenses incurred by him in connection with the performance of services under this Agreement in accordance with Sionix’ general policies applicable to its other senior executives, as those policies may be amended from time to time, upon presentation of expense statements or vouchers or such other supporting information as Sionix may reasonably request.

2.5           Audit Committee Review.  Executive agrees that if the Company’s cash or cash equivalents fall below $50,000 at any time, then the Audit Committee of the Board of Directors may, at its discretion, exercise its right to pre-approve cash disbursements of the Company.

2.6           Equity Compensation. The following additions shall be added and made a part of this article as revised by Amendment #1 attached hereto:

2.6.1           Sionix has granted to Executive as compensation for his services an option to purchase 400,000 shares of its Common Stock, (the “Signing Option”) dated December 16, 2009, and for the first calendar year has granted additional options to purchase 400,000 shares at the beginning of each calendar quarter at a price of $0.06 per share (“Quarterly Options”).  During the second and third years of this Employment Agreement, Executive shall receive additional options to purchase 500,000 shares at the beginning of each calendar quarter at a price of $0.10 and $0.15 per share in each year respectively ("Subsequent Options", and collectively the "Options").

2.6.2   Upon the Effective Date, Sionix shall grant the Executive 4,000,000 new options as follows:

2.6.2.1    1,000,000 options at an exercise price of $0.07 per share;

2.6.2.2    1,000,000 options at an exercise price of $0.09 per share;

2.6.2.3    1,000,000 options at an exercise price of $0.12 per share;and

2.6.2.4    1,000,000 options at an exercise price of $0.15 per share.

2.6.3           The detailed terms and provisions of the Options shall be governed by thisSection 2.6.  All of the Options will vest immediately upon receipt.  All of theOptions shall be cashless.

2.7           Automobile Allowance.  Executive will be provided an allowance of $12,000 per year for Company related automobile expenses retroactive to April 1, 2010.  Said allowance shall be paid as part of the Executive's regular salary schedule as defined in paragraph 2.1.

2.8           Interest on Accrued Salary.  For any salary due and payable that is accrued on the Company books and records as a result of insufficient funds, the Company shall pay Executive the equivalent of 8% per annum interest on the unpaid and/or accrued balance in S-8 registered Company Stock.
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James R. Currier – Sionix Employment Agreement January 2011

3.             Term and Termination of Employment

3.1           Term.  The term of Executive’s employment will be for three (3) years from the Effective Date.  Unless Sionix gives written notice to Executive not less than six (6) months prior to the expiration of the employment term, commencing on the date six (6) months prior to such scheduled expiration, the duration of the employment term shall be extended an additional day for each day that passes, so that at any time, unless Sionix has given written notice of termination, there will be not less than six (6) months remaining in the employment term.

3.2           Early Termination Without Cause.  Notwithstanding Section 3.1, Sionix may terminate employment under this Agreement at any time, without Cause, provided that it continues nonetheless to compensate Executive for a period of six  (6) months following such termination, with salary and benefits under Sections 2.1 and 2.3.  Executive shall also be entitled to reimbursement of otherwise allowable expenses incurred or committed prior to the date of termination.  All unearned Options or Additional Options vest immediately.

3.3           Early Termination With Cause.  Notwithstanding Section 3.1 and Section 3.2, Sionix may terminate employment under this Agreement at any time, for Cause, in which case Executive shall be entitled to no additional cash compensation other than salary and vacation pay accrued through the date of termination, and reimbursement of otherwise allowable expenses incurred or committed prior to the date of termination.  All unearned Options or Additional Options terminate immediately.

3.4           Death.  The term of employment created by this Agreement shall automatically terminate upon the death of Executive. Upon termination due to death, Sionix shall pay to Executive’s devisee, legatee, or if there is no such designee, to his estate, the salary, vacation pay and expense reimbursement accrued prior to death and the base pay and (to the extent eligible) benefits under Sections 2.1 and 2.3 that would have been payable for a period of six (6) months following death.  The devisee, legatee, or estate shall also be entitled to reimbursement of otherwise allowable expenses incurred or committed prior to the date of death.

3.5           Resignation Without Good Reason.  Executive may resign at any time, but will use reasonable efforts to give not less than thirty (30) days prior notice of such resignation to Sionix.  Upon resignation, Executive shall be entitled to no cash compensation other than salary and vacation pay accrued through the effective date of resignation, and reimbursement of otherwise allowable expenses incurred prior to the effective date of the resignation, or committed prior to the date that such resignation is tendered.
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James R. Currier – Sionix Employment Agreement January 2011

3.6           Resignation from Board Upon Dismissal.  If a majority of the Board of Directors votes to terminate the Executive’s employment for any reason, the Executive agrees to simultaneously tender his resignation from the Board of Directors.

4.             Company Location.

Sionix' current headquarters is located in Santa Monica, California.  From time to time it is understood that the headquarters location might change. The executive team will be expected to spend significant amounts of time meeting at that headquarters, regardless of place of residence.  Executive will not be required to relocate his residence as a condition of employment.  Should Sionix relocate further than fifty (50) miles from Executive’s residence, business travel for attendance at Sionix meetings will be at the expense of Sionix.

5.             Indemnification and Insurance.

5.1           Indemnification.  Sionix will enter into a customary form of Officer Indemnification Agreement with Executive.

5.2           Insurance.  Sionix will use commercially reasonable efforts to procure and maintain prudent level of Officer Liability Insurance coverage for Executive.

6.             Survival of Prior Employment Agreement.  All terms, conditions, and obligations by and between the Parties of the Prior Employment Agreement of December 15, 2009 and Amendment #1 of May 30, 2010 that remain unfulfilled after the execution of this Agreement shall survive the execution of this Agreement and remain current obligations of the Parties herein.  The Prior Employment Agreement and Amendment #1 to the Prior Employment Agreement are attached hereto and incorporated herein as Exhibits "A" and "B" respectively.

7.             Definitions.

7.1           Cause.  “Cause” will exist if Sionix terminates Executive’s employment for any of the following reasons, as determined by unanimous decision of those members of the Board other than Executive:

(a)
Executive willfully fails to substantially perform his duties or willfully acts in a manner contrary to direction from the Board of Directors, and such willful failure or action is not remedied within ten (10) business days after written notice from the  the Board of Directors, which written notice shall state that failure to remedy such conduct may result in an involuntary termination for Cause;

(b)	Executive engages in willful and serious misconduct that causes material injury to Sionix; or

(c)	Executive is convicted of or enters a plea of guilty or nolo contendere to a felony.
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James R. Currier – Sionix Employment Agreement January 2011

6.2           Good Reason. “Good Reason” means: (a) a decrease in Executive’s base salary (other than as part of a cost-cutting effort that proportionately affects other senior executive officers and is unanimously approved by the Board of Directors, including Executive); or (b) loss of the title of Chief Executive Officer.

8.             Miscellaneous

8.1           Notices. All notices, requests, and other communications to any party provided for, under, or made in connection with this Agreement must be in writing and will be effective on the sooner of delivery to, if by personal delivery, or actual receipt by, if by prepaid registered mail, return receipt requested, each of the appropriate recipients.

If to Executive:
James R. Currier
9251 S. 51st Street
Phoenix, AZ 85044

If to Sionix:
Board of Directors
Sionix Corporation
2801 Ocean Park Blvd.
Suite 339
Santa Monica, CA 90405

8.2           Governing Law.  This Agreement shall be governed by and construed in accordance with the laws of the State of California, without regard to any conflict of law principle that might permit or require the application of some other law.

8.3           Integrated Agreement. This Agreement when executed by the parties hereafter, constitutes the entire agreement between the parties with respect to their subject matter and merges and supersedes all prior discussions, agreements, and understandings of every kind and nature between the parties, except as noted in Article 6 above.
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James R. Currier – Sionix Employment Agreement January 2011

8.4           Amendments and Waivers. This Agreement may not be modified, amended, or terminated, except in writing, signed by both parties.  Either party may waive compliance by the other party with any provision of this Agreement only by an instrument in writing similarly executed, provided, however that such waiver shall not operate as a waiver of, or estoppel with respect to, any other or subsequent failure.

IN WITNESS HEREOF, Executive has signed this Agreement, and Sionix has caused this Agreement to be signed by its authorized officer to take effect as of the Effective Date.

JAMES R. CURRIER

SIONIX CORPORATION

By:

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James R. Currier – Sionix Employment Agreement January 2011